Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Uranium Energy Corp. of our report dated October 28, 2020 relating to the financial statements, which appears in Uranium Energy Corp.’s Annual Report on Form 10-K for the year ended July 31, 2020. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, British Columbia, Canada
December 18, 2020

PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.